Exhibit 10.2

Amendment to

Employment Agreement

This Amendment to Employment Agreement (the “Amendment”) is entered into this 24th day of August 2022 (the “Effective Date”), by and between Samar Kamdar (the “Executive”) and BioTE Medical, LLC (the “Company”).

Recitals

A. The Company and Executive have entered into that certain Employment Agreement dated as of July 25, 2022 (the “Employment Agreement”) with July 25, 2022 being Executive’s anticipated start date.

B. Executive did not begin work on July 25, 2022 so the Company and the Executive desire to amend the Employment Agreement to reflect Executive’s actual start date as provided in this Amendment.

Agreement

The parties agree to the following:

1.
Amendment to Effective Date. The parties hereby acknowledge and agree that Executive’s employment start date with the Company shall be August 24, 2022 and the Effective Date of the Employment Agreement is hereby revised from July 25, 2022 to August 24, 2022.
2.
No Other Amendments. Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement is amended or modified in any respect. The Employment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

The parties have executed this Amendment to Employment Agreement on the day and year first written above.

BioTE Medical, LLC

By: /s/ Terry S. Weber

Name: Terry S. Weber

Title: Chief Executive Officer

Executive:

/s/ Samar Kamdar

Samar Kamdar